Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference, in the Form S-8 for the 2007 Stock Plan, to our report dated December 22, 2006 on the consolidated financial statements of Corning Natural Gas Corporation included in its Annual Report on Form 10-K for the year ended September 30, 2006, filed with the Securities and Exchange Commission.
/s/ Rotenberg & Co., LLP
Rochester, New York
October 25, 2007